Exhibit 99.4

Pro forma financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data presented below is derived from the historical consolidated financial statements of Herbst Gaming, Inc. (the “Company”), the historical financial statements of The Sands Regent (the “Sands Regent”), acquired January 3, 2007, and the historical financial statements of The Primadonna Company, LLC (“Primadonna”) (which financial statements include immaterial assets of PRMA Land Development Company LLC (“PRMA”) and the results of operations thereof), acquired April 10, 2007, which are included in this report. The unaudited pro forma condensed combined balance sheet information and the unaudited pro forma condensed combined statements of operations are each presented on an as adjusted basis as if the borrowings under the Company’s amended credit facility in respect of the acquisition of the Sands Regent (the “Sands Acquisition”) and the acquisition of Primadonna (the “Primm Acquisition”, and together with the Sands Acquisition, the “Acquisitions”) had each occurred on January 1, 2006.  The Company believes this information is important in evaluating the future operations and impact of the Sands Acquisition and the Primm Acquisition and the borrowings under the amended credit facility in respect thereof.

The unaudited pro forma condensed combined financial statements contained in this report use the purchase method of accounting, with the Company treated as the acquirer. The purchase price for the Sands Acquisition was approximately $152 million. The purchase price for the Primm Acquisition was $400 million. The pro forma adjustments are based on currently available information and upon assumptions that the Company believes are reasonable under the circumstances. A final determination of the allocation of the purchase price to the assets acquired and the liabilities assumed has not been made.  As a result, the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final allocation of purchase price could differ from the pro forma allocation included herein. Amounts preliminarily allocated to intangible assets may change significantly, and amortization methods and useful lives may differ from the assumptions that we used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

You should read the following pro forma statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes contained in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007.

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of the Company pay income taxes on its taxable income. Accordingly, a provision for income taxes is not included in the Company’s financial data.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what the results of operations and financial position of the Company would have been had the Sands Acquisition and related transactions actually occurred as of the dates indicated, and they do not purport to project or predict the future results of operations or financial position of the Company.

UNAUDITED PRO FORMA CONDENSED COMBINED  BALANCE SHEET
AS OF MARCH 31, 2007

	Herbst Gaming, Inc. Historical	The Primadonna Company, LLC Historical	The Primadonna Company, LLC Excluded Assets and Liabilities		Primm Acquisition Adjustments(1)		Pro Forma As Adjusted
	(in thousands )
Assets
Current Assets
Cash and cash equivalents	$98,499	$14,042	$ ─		$625	(2)	$113,166
Accounts receivable, net	7,210	2,155	─		─		9,365
Notes and loans receivable	2,207	─	─		─		2,207
Prepaid expenses	9,175	4,384	─		─		13,559
Inventory	2,952	1,490	─		─		4,442
Total current assets	120,043	22,071	─		625		142,739
Property and equipment, net	283,703	192,195	─		─		475,898
Lease acquisition costs, net	30,980	─	─		─		30,980
Intangibles	199,929	─	─		─		199,929
Goodwill	100,951	─	─		216,926	(1)	317,877
Due from related parties	356	─	─		─		356
Other assets, net	25,391	1,697	─		7,250	(3)	34,338
Total assets	$761,353	$215,963	$ ─		$224,801		$1,202,117
Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$3,831	$ ─	$ ─		$3,145	(3)	$6,976
Accounts payable	13,700	7,224	─		─		20,924
Accrued expenses	31,931	15,472	─		─		47,403
Total current liabilities	49,462	22,696	─		3,145		75,303
Long-term debt, less current portion	699,596	─	─		408,855	(3)	1,108,451
Other liabilities	2,888	6,068	─		─		8,956
Stockholders’ equity
Common stock (no par value; 2,500 shares authorized; 300 shares issued and outstanding)	2,368	─	─		─		2,368
Retained earnings	5,408	187,199	(187,199	)(4)	─		5,408
Additional paid-in capital	1,631	─	─		─		1,631
Total stockholder’s equity	9,407	187,199	(187,199)		─		9,407
Total liabilities and stockholders’ equity	$761,353	$215,963	$(187,199)		$412,000		$1,202,117

(1)          The allocation of the purchase price, which is subject to change based upon completion of the valuation of the assets acquired and liabilities assumed as of the closing date of the Primm Acquisition, is as follows:

Estimated Fair Market Value of assets acquired (in thousands)

Cash	$14,667
Accounts Receivable	2,155
Prepaid expenses	4,384
Inventory	1,490
Property plant and equipment	192,195
Other assets	8,947
Goodwill	216,926	*

Estimated Fair Market Value of liabilities assumed (in thousands)

Accounts payable	$(7,224)
Accrued expenses	(15,472)
Other liabilities	(6,068)
Total Cash Purchase Price	$412,000

The foregoing table reflects only adjustments due to the elimination of assets and liabilities not acquired or assumed in connection with the Primm Acquisition.  As of the date hereof, none of the adjustments in the foregoing table reflect adjustments related to purchase price adjustments to fair value; however, based on our preliminary assessment, we believe the book value of property, plant and equipment and intangible assets approximates fair value.

*                                         Includes the excess of the purchase price over the estimated fair value of assets and liabilities assumed.

(2)          Represents the closing adjustment to working capital required in the Primm purchase agreement.

(3)          Total debt incurred in connection with the Primm Acquisition was $412,000 and includes loan fees of approximately $7,250.

(4)          Equity accounts eliminated in purchase accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2007

	Herbst Gaming, Inc.	The Primadonna Company, LLC	Primm Acquisition Adjustments		Pro Forma As Adjusted
	(in thousands)
Revenues
Route Operations	$74,749	$ ─	$ ─		$74,749
Casino Operations	79,502	48,646	─		128,148
Other	7,423	18,444	257	(1)	26,124
Total revenues	161,674	67,090	257		229,021
Less promotional allowances	(11,285)	(7,031)	─		(18,316)

Net Revenues	150,389	60,059	257		210,705
Costs and expenses
Route operations	64,872	─	─		64,872
Casino operations	52,507	37,051	─		89,558
Other operations	5,641	16,239	175	(1)	22,055
General and administrative	4,184	775	(775	)(2)	4,184
Depreciation and amortization	12,332	4,602	─		16,934
Total costs and expenses	139,536	58,667	(600)		197,603
Income from operations	10,853	1,392	857		13,102
Other income (expense)
Interest expense, net of capitalized interest	(13,674)	─	(7,524	)(3)	(21,198)
Decrease in value of derivatives	(1,333)	─	─		(1,333)
Interest income	290	─	─		290
Total other income (expense)	(14,717)	─	(7,524)		(22,241)
Net income (loss)	$(3,864)	$1,392	(6,667)		$(9,139)

(1)          Represents the inclusion of revenue and expenses from certain assets purchased by the Company from PRMA in conjunction with the Primm Acquisition, which are attributable to the California lottery station managed by PRMA.  Such operating results were not included in the audited financial statements of Primadonna.

(2)          Represents the elimination of $.8 million in management fees paid to MGM MIRAGE, Primadonna’s former parent company, for public company overhead, which are no longer applicable and shall not recur.

(3)          Total debt incurred in connection with the Primm Acquisition was $412,000.  The interest adjustment reflects estimated interest expense of $7,210 on the additional debt related to the financing of the Primm Acquisition, assuming an average interest rate of 6.90%.  A hypothetical 1/8% increase in the average interest rate would result in an approximately $129 increase in interest expense for the three-month period.  Loan fees were amortized over the life of the corresponding loan, which is not materially different from the effective interest method.  This number also includes the addition of $314 in new loan fee amortization associated with the financing of the Primm Acquisition.  The estimated aggregate loan fees were $7,250 with a life of 5 years for the revolving line and a life of 6 years for term loans.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006

	Herbst Gaming, Inc.	The Sands Regent(1)	The Primadonna Company, LLC	Sands Acquisition Adjustments		Primm Acquisition Adjustments		Pro Forma As Adjusted
	(in thousands)
Revenues
Route operations	$ 347,041	$ ─	$ ─	$ ─		$ ─		$ 347,041
Casino operations	236,523	78,132	210,094	─		─		524,749
Other	11,202	23,252	83,328	─		843	(4)	118,625
Total revenues	594,766	101,384	293,422	─		843		990,415
Less promotional allowances	(32,703)	(8,059)	(27,846)	─		─		(68,608)
Net revenues	562,063	93,325	265,576	─		843		921,807
Costs and expenses
Route operations	270,149	─	─	─		─		270,149
Casino operations	148,391	41,570	154,463	─		(1,012	)(5)	343,412
Other operations	6,491	21,187	69,604	─		441	(4)	97,723
General and administrative	18,448	18,931	3,765	(3,236	)(2)	(3,765	)(6)	34,143
Loss on retirement of assets	─	729	─	─		─		729
Depreciation and amortization	38,124	7,837	19,953	─		─		65,914
Total costs and expenses	481,603	90,254	247,785	(3,236)		(4,336)		812,070
Income from operations	80,460	3,071	17,791	3,236		5,179		109,737
Other income (expense)
Interest expense	(37,323)	(2,625)	─	(8,091	)(3)	(28,840	)(7)	(76,879)
Interest expense — loan fee	(1,811)	(67)	─	(405	)(3)	(1,256	)(7)	(3,539)
Interest expense	(39,134)	(2,692)	─	(8,496	)(3)	(30,096	)(7)	(80,418)
Interest income	734	─	─	─		─		734
Total other income (expense)	(38,400)	(2,692)	─	(8,496)		(30,096)		(79,684)
Net income (loss)	$ 42,060	$ 379	$ 17,791	$ (5,260)		$ (24,917)		$ 30,053

(1)          Amounts for The Sands Regent are derived from the prior three quarters of operations using its Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.

(2)          Represents the elimination of $3,236 in general and administrative costs of which $519 was related to public company costs, $2,254 was related to costs associated with the Sands Acquisition and $463 was related to costs in respect of  the expensing of stock options.  Public company costs include miscellaneous expenses incurred by public companies such as those in board of directors and committee costs, public filing costs, and costs ancillary to the administration of stock options and  publicly-traded stock.  Herbst Gaming, Inc. will not be assuming any of these costs and does not believe there will be material additional corporate overhead costs incurred in connection with the Sands Acquisition.

(3)          Total debt incurred in connection with the Sands Acquisition was $155,000.  The interest adjustment reflects (i) the elimination of approximately $2,625 interest costs and (ii) estimated interest expense of $10,716 on the additional debt related to the financing of the Sands Acquisition, assuming an average interest rate of 6.9%.  A hypothetical 1/8% increase in the average interest rate would result in an approximately $194 increase in interest expense for the twelve-month period. Loan fees were amortized over the life of the corresponding loan, which is not materially different from the effective interest method.  This number also includes the elimination of approximately $67 in the amortization of loan fees associated with prior indebtedness of The Sands Regent and the estimated amortization of $472 in new loan fees related to the Sands Acquisition.  The estimated aggregate loan fees were $2,750 with a life of 5 years for the revolving line and a life of 6 years for term loans.

(4)          Represents the inclusion of revenue and expenses from certain assets purchased by the Company from PRMA in conjunction with the Primm Acquisition, which are attributable to the California lottery station managed by PRMA.  Such operating results were not included in the audited financial statements of Primadonna.

(5)          Represents the elimination of costs associated with the expensing of stock options and restricted stock of MGM MIRAGE, the former parent company of Primadonna.

(6)          Represents the elimination of $3.8 million in management fees paid to MGM MIRAGE, Primadonna’s former parent company, for public company overhead, which is no longer applicable and shall not recur.

(7)          Total debt incurred in connection with the Primm Acquisition was $412,000.  The interest adjustment reflects estimated interest expense of $28,700 on the additional debt related to the financing of the Primm Acquisition, assuming an average interest rate of 7.0%.  A hypothetical 1/8% increase in the average interest rate would result in an approximately $515 increase in interest expense for the twelve-month period.  Loan fees were amortized over the life of the corresponding loan, which is not materially different from the effective interest method.  This number also includes the addition of $1,300 in new loan fee amortization associated with the financing of the Primm Acquisition.  The estimated aggregate loan fees were $7,250 with a life of 5 years for the revolving line and a life of 6 years for term loans.